                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                        Nine Months Ended      Three Months Ended
                                       Sep 30     Sep 30      Sep 30      Sep 30
                                        2004       2003         2004       2003
                                      --------   --------    --------    --------
                                      (Thousands of Dollars, except ratio amounts)
Income (loss) before income taxes     $114,958   $ 23,308    $ 28,166    $ (2,125)
Share of undistributed losses from
  50%-or-less-owned affiliates,
  excluding affiliates with
  guaranteed debt                        3,863      2,832         119       2,186
Amortization of capitalized interest     1,011      2,111         338         715
Interest expense                        35,941     35,644      12,631      12,369
Interest portion of rental expense         903        925         452         298
                                      --------   --------    --------    --------
Earnings                              $156,676   $ 64,820    $ 41,706    $ 13,443
                                      ========   ========    ========    ========
Interest                              $ 36,298   $ 35,449    $ 12,759    $ 12,457
Interest portion of rental expense         903        925         452         298
Interest expense relating to
  guaranteed debt of 50%-or-less-
  owned affiliates                         106        358           -         106
                                      --------   --------    --------    --------
Fixed Charges                         $ 37,307   $ 36,732    $ 13,211    $ 12,861
                                      ========   ========    ========    ========
Ratio of Earnings to Fixed Charges        4.20       1.76        3.16        1.05
                                      ========   ========    ========    ========